Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated September 05, 2025 (which includes an explanatory paragraph relating to Social Commerce Partners Corporation’s ability to continue as a going concern), relating to the financial statements of Social Commerce Partners Corporation, as of August 19, 2025 and for the period from August 11, 2025 (inception) through August 19, 2025, which is contained in the Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

November 24, 2025